Exhibit 99.1

16100 S. LATHROP AVENUE, HARVEY, ILLINOIS 60426

FOR IMMEDIATE RELEASE

Atkore International Holdings Inc. Announces Fiscal Year 2012 First Quarter Results

Harvey, Illinois —February 9, 2012— Atkore International Holdings Inc.(“Atkore International” or the “Company”), a global manufacturer of fabricated steel tubes and pipes, pre-wired armored cables and cable management systems and metal framing systems, announced its fiscal year 2012 first quarter results today. The Company will hold a conference call tomorrow, February 10, 2012, at 10:00 a.m. Eastern Standard Time (EST) to discuss these results and its business.

Fiscal Year 2011 First Quarter Financial Highlights1

The Company has presented its financial results for the Predecessor and the Successor Company in the financial statements, in accordance with U.S. GAAP, for the periods before and after the Transactions on December 22, 2010. Despite the separate presentation, there were no material changes to the actual operations of the Company’s business as a result of the acquisition of a majority interest in Atkore by affiliates of Clayton Dubilier & Rice, LLC (“CD&R”). The Company separately shows the results of operations of the Successor Company for the three months ended December 30, 2011 and Periods from December 23, 2010 to December 24, 2010, and the results of operations of the Predecessor Company for the Predecessor Period.

FINANCIAL RESULTS

	Consolidated Successor Company		Combined Predecessor Company
	For the Three Months Ended December 30, 2011	For the Period from December 23, 2010 to December 24, 2010	For the Period from September 25, 2010 to December 22, 2010
Net sales	$379	$—	$352
Operating (loss) income	—	(15)	8

For the Period from December 23, 2010 to December 24, 2010

[1]

On December 22, 2010, Tyco International Ltd. (“Tyco”) completed the sale of a majority interest in its Electrical and Metal Products (“TEMP” or the “Predecessor Company”) business to an affiliate of the private equity firm Clayton Dubilier & Rice, LLC (“CD&R”). The sale was effected pursuant to an investment agreement dated as of November 9, 2010 by and among CD&R Allied Holdings, L.P. , Tyco, Tyco International Holding S.a.r.l., and Atkore International Group Inc. (“Atkore Group”). Atkore Group owns 100% of Atkore International. The aforementioned transactions are referred to herein as the “Transactions.” Subsequent to the Transactions, the Company has operated as an independent, stand-alone entity. For the purpose of this news release, the results of operations for the period from September 25, 2010 to December 22, 2010 are referred to as the “Predecessor Period.”

The results of operations for the periods from December 23, 2010 to December 24, 2010 only include $15 million expenses in related to the Transactions.

For the Three Months Ended December 30, 2011 Compared to the Predecessor Period

Net Sales

Net sales for the three months ended December 30, 2011 were $379 million, an increase of $27 million compared to $352 million for the Predecessor Period due in part to $15 million of higher average selling prices from our North American steel pipe, tube, and conduit and cable products. The increase in average selling prices was due primarily to higher average steel and copper market prices for the three months ended December 30, 2011 compared to the Predecessor Period. In addition to the impact of the higher average selling prices, the Company also had higher sales volume from cable products of $14 million for the three months ended December 30, 2011 compared to the Predecessor Period.

Changes in foreign currency exchange rates had an unfavorable impact of $2 million, primarily as a result of the appreciation of the U.S. dollar versus the Brazilian real.

Operating Income

Operating income decreased by $8 million for the three months ended December 30, 2011 compared to the Predecessor Period, due primarily to lower gross profit of $3 million as a result of increases in steel and copper raw material costs, higher amortization expense of $3 million as a result of applying purchasing accounting, higher sales commissions of $1 million due to higher selling prices for North American Products, and the absence of net restructuring benefit of $1 million in the Predecessor Period for previously contemplated actions that will not be taken.

Adjusted (Non-GAAP) EBITDA: Consolidated Adjusted EBITDA was $18 million for the three months ended December 30, 2011 and $18 million for the Predecessor Period.

SEGMENT RESULTS

Results of Operations by Segment

Segment information as reorganized effective October 1, 2011 is consistent with how management manages the businesses, makes investing and resource allocation decisions and assesses operating performance. Selected information by business segment is presented below ($ in millions):

Global Pipe, Tube and Conduit

	Consolidated Successor Company	Combined Predecessor Company
	For the Three Months Ended December 30, 2011	For the Period from September 25, 2010 to December 22, 2010
Net sales	$244	$239
Operating (loss) income	(1)	5

Net Sales

Net sales for the three months ended December 30, 2011 increased $5 million to $244 million from the Predecessor Period, due primarily to a $13 million increase in net sales attributable to higher average selling prices, partially offset by lower North American sales volume of approximately $2 million and unfavorable foreign currency impact of $2 million. Our North American steel pipe, tube and conduit products generally have the largest impact on net sales in this segment. The continued weakness in the non-residential construction market in North America contributed to slightly lower volumes, down 1% from the Predecessor Period.

Operating Income

Operating income for the three months ended December 30, 2011 decreased $6 million from the Predecessor Period. The decrease in operating income was due primarily to a $16 million unfavorable impact from higher average raw material steel costs in North America, and $2 million of higher amortization expenses resulting from applying purchase accounting, partly offset by the favorable impact of $13 million from higher average selling prices in North America. Raw material steel costs were 16% higher during three months ended December 30, 2011 compared to the Predecessor Period.

Global Cable and Cable Management

	Consolidated Successor Company	Combined Predecessor Company
	For the Three Months Ended December 30, 2011	For the Period from September 25, 2010 to December 22, 2010
Net sales	$142	$119
Operating income	12	9

Net Sales

Net sales increased $23 million for the three months ended December 30, 2011 compared to the Predecessor Period, due primarily to a $2 million increase in net sales attributable to higher average selling prices for cable products and a $16 million increase in net sales as result of higher sales volume of these products. The higher average selling price for cable products was in response to higher commodity prices for copper raw materials compared to the Predecessor Period. In addition, a general recovery in volumes and selling prices for our cable management businesses resulted in a $4 million increase in sales. Our cable products generally have the largest impact on net sales in this segment. These products are used for the protection and routing of electrical wire and include AC-90®, Mc-Quik® and Mc-Tuff®.

Operating Income

Operating income for the three months ended December 30, 2011 increased $3 million to $12 million, from the Predecessor Period. The increase in operating income was due primarily to a $2 million favorable impact from higher average selling prices for cable products in North America, partially offset by an unfavorable impact of $1 million from higher average raw material copper costs in North America. Raw material copper costs were 4% higher during the three months ended December 30, 2011 compared to the Predecessor Period. Also, the net impact from increased volume across our cable and cable management business resulted in a $3 million increase in operating income, partially offset by $1 million of higher amortization expense that was the result of applying purchase accounting.

Cash Flow and Capital Investments

The Company had a net use of cash from operating activities of $1 million for the three months ended December 30, 2011 compared to a net use of cash of $67 million for the Predecessor Period. The improvement was a result of strong focus on working capital management. The Company made $6 million in capital expenditures for the three months ended December 30, 2011, compared to $12 million in the Predecessor Period.

Management Comments

John Williamson, President and CEO of Atkore commented:

“Our fiscal year 2012 first quarter results are reflective of continued weak demand from non residential construction in North America, the primary market for more than 60% of our revenue, as well as an unfavorable steel price and cost dynamic, partially offset by cost reductions. Following the pattern we saw last year, margins were limited by constrained prices caused by dropping steel prices through the first part of the quarter and weak demand in our end markets for the full quarter while cost of sales were high as we sold steel from inventory bought at higher prices 16-20 weeks earlier. With an improvement in the steel price/cost dynamic and further cost and process improvement activities under way, we expect improved profitability for the coming quarters.”

Conference Call

Atkore International will host a conference call on February 10, 2012 at 10:00 a.m. Eastern Time. The call may be accessed over the internet through Atkore International’s website at http://www.atkore.com. A replay will be available on Atkore International’s website shortly after the call.

About Atkore International

Atkore International is a global manufacturer of galvanized steel tubes and pipes, electrical conduit, armored wire and cable, metal framing systems and building components; serving a wide range of construction, electrical, fire and security, mechanical and automotive applications. With 3,100 employees and 25 manufacturing and 15 distribution facilities worldwide, Atkore supplies global customers with innovative solutions and quality products. To learn more, please visit www.atkore.com.

Cautionary Notice Regarding Forward-Looking Statements

This news release contains statements about future events and expectations that constitute forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor provisions created by statue. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will,” “would,” or similar expressions are intended to identify such forward-looking statements.

Forward-looking statements are based on our beliefs, assumptions and expectations of our future financial and operating performance and growth plans, taking into account the information currently available to us. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the expectations of future results we express or imply in any forward-looking statements, and readers are cautioned not to place undue reliance on such statements. Factors that could cause actual events or results to differ materially from the events or results described in any forward-looking statements include, but are not limited to: the sustained downturn in the non-residential construction industry; fluctuations in the price of raw materials; our reliance on the availability and cost of freight and energy; changes in governmental regulation, including the National Electrical Code or other legislation and regulation; risks relating to doing business internationally; claims for damages for defective products; our ability to generate or raise capital in the future; risk of material environmental, health and safety liabilities and obligations; changes in the source and intensity of competition in business; the level of similar product imports into North America; our reliance on a small number of customers; work stoppages, employee strikes and other production disputes; our significant financial obligations relating to pension plans; unplanned outages at our facilities and other unforeseen disruptions; our ability to protect and enforce our intellectual property rights; our ability to attract and retain qualified employees; the reliability of our information systems; risks inherent in acquisitions and the financing thereof; risks relating to us operating as a stand-alone company; our substantial indebtedness and our ability to incur further indebtedness; limitations on our business under the instruments governing out indebtedness; and the risk that the benefits from the Transactions (as defined herein) may not be fully realized or may take longer to realize than expected.

You should read carefully the factors described under the section titled, “Risk Factors,” in the Company’s Registration Statement on Form S-4 filed with the SEC, as declared effective on October 19, 2011 and other filings with the SEC. These and other risks, uncertainties and factors could cause our actual results to differ materially from those projected in any forward-looking statements we make. These factors may not constitute all factors that could cause actual results to differ materially. We operate in a continually changing business environment. New factors emerge from time to time, and it is not possible to predict all risks that may affect us. We assume no obligation to update or revise any forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in forward-looking statements, even if new information becomes available in the future. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should be viewed as historical data.

Note Concerning Non-GAAP Measurement Tools

We have provided detailed explanations of our non-GAAP financial measures in our Form 8-K filed this morning, which is available on our website.

Supplemental Schedules
Statements of Operations	A
Consolidated Balance Sheet	B
Statements of Cash Flows	C
Segment Information	D
Non-GAAP Financial Measure Reconciliation	E & F

# # #

Supplemental Schedule A

ATKORE INTERNATIONAL HOLDINGS INC.

CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

	Consolidated Successor Company	Consolidated Successor Company	Combined Predecessor Company
(in millions)	For the Three Months Ended December 30, 2011	For the Period from December 23, 2010 to December 24, 2010	For the Period from September 25, 2010 to December 22, 2010
Net sales	$379	$—	$352
Costs and expenses
Cost of sales	334	—	304
Selling, general and administrative	45	—	40
Transaction-related costs	—	15	—

Operating (loss) income	—	(15)	8
Interest expense, net	12	—	11

Loss before income taxes	(12)	(15)	(3)
Income tax benefit	4	—	—

Net loss	$(8)	$(15)	$(3)

Supplemental Schedule B

ATKORE INTERNATIONAL HOLDINGS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(in millions, except per share data)	December 30, 2011	September 30, 2011
Assets
Current Assets:
Cash and cash equivalents	$42	$48
Accounts receivable, less allowance for doubtful accounts of $2 million and $2 million, respectively	201	225
Receivables due from Tyco International Ltd. and its affiliates	4	4
Inventories, net	284	270
Prepaid expenses and other current assets	46	40
Deferred income taxes	16	16

Total current assets	593	603
Property, plant and equipment, net	331	339
Intangible assets, net	267	269
Goodwill	136	136
Deferred income taxes	2	2
Receivables due from Tyco International Ltd. and its affiliates	15	14
Other assets	34	36

Total Assets	$1,378	$1,399

Liabilities and Equity
Current Liabilities:
Short-term debt and current maturities of long-term debt	$50	$47
Accounts payable	121	126
Income tax payable	4	4
Accrued and other current liabilities	73	79

Total current liabilities	248	256

Long-term debt	411	411
Deferred income taxes	97	101
Income tax payable	14	13
Pension liabilities	35	35
Other long-term liabilities	11	13

Total Liabilities	816	829

Company Shareholders’ Equity:
Common shares, $.01 par value, 1,000 shares authorized, 100 shares issued and outstanding	—	—
Additional paid in capital	604	604
Accumulated deficit	(25)	(17)
Accumulated other comprehensive loss	(17)	(17)

Total Company Shareholders’ Equity	562	570

Total Liabilities and Shareholders’ Equity	$1,378	$1,399

Supplemental Schedule C

ATKORE INTERNATIONAL HOLDINGS INC.

CONDENSED STATEMENTS OF CASH FLOWS

(unaudited)

	Consolidated Successor Company	Consolidated Successor Company	Combined Predecessor Company
(in millions)	For the Three Months Ended December 30, 2011	For the Period from December 23, 2010 to December 24, 2010	For the Period from September 25, 2010 to December 22, 2010
Operating activities
Net loss	$(8)	$(15)	$(3)
Adjustments to reconcile net loss to net cash (used for) provided by operating activities:
Depreciation and amortization	13	—	7
Amortization of debt issuance costs	2	—	—
Deferred income taxes	(4)	—	(6)
Provision for losses on accounts receivable and inventory	1	—	3
Other items	1	—	2
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	24	14	(18)
Prepaid expenses and other current assets	(4)	—	(2)
Inventories	(15)	—	(10)
Accounts payable	(6)	—	(34)
Income taxes payable	(1)	—	2
Accrued and other liabilities	(5)	4	(8)
Other	1	—	—

Net cash (used for) provided by operating activities	(1)	3	(67)

Investing activities
Capital expenditures	(6)	—	(12)
Change in due to (from) Tyco International Ltd. and affiliates	—	—	357
Purchase price adjustment	—	(7)	—
Acquisitions of businesses	(2)	—	—

Net cash (used for) provided by investing activities	(8)	(7)	345

Financing activities
Repayments of long-term debt due to Tyco International Ltd. and affiliates, net	—	(400)	(300)
Proceeds from issuance of senior secured notes	—	410	—
Borrowings under credit facility, net	2	55	—
Payment of debt issuance costs	—	(33)	—
Proceeds from short-term debt	1	—	4
Change in parent company investment	—	—	(1)

Net cash provided by (used for) financing activities	3	32	(297)

Effects of foreign exchange rate changes on cash and cash equivalents	—	—	—

(Decrease) increase in cash and cash equivalents	(6)	28	(19)
Cash and cash equivalents at beginning of period	48	14	33

Cash and cash equivalents at end of period	$42	$42	$14

Supplementary Cash Flow information
Interest paid	$1	$—	$11
Income taxes paid, net of refunds	1	—	1

Supplemental Schedule D

Atkore International Holdings Inc.

Segment Information

(In millions)

	Consolidated Successor Company	Consolidated Successor Company	Combined Predecessor Company
	For the Three Months Ended December 30, 2011	For the Period from December 23, 2010 to December 24, 2010	For the Period from September 25, 2010 to December 22, 2010
Net sales:
Global Pipe, Tube and Conduit	$244	$—	$239
Global Cable and Cable Management	142	—	119
Elimination of intersegment revenues	(7)	—	(6)

	$379	$—	$352

Operating (loss) income:
Global Pipe, Tube and Conduit	$(1)	$—	$5
Global Cable and Cable Management	12	—	9
Corporate and Other	(11)	(15)	(6)

	$—	$(15)	$8

	Consolidated Successor Company	Consolidated Successor Company	Combined Predecessor Company
	For the Three Months Ended December 30, 2011	For the Period from December 23, 2010 to December 24, 2010	For the Period from September 25, 2010 to December 22, 2010
Net sales:
United States	$314	$—	$281
Other Americas	45	—	50
Europe	10	—	12
Asia—Pacific	10	—	9

	$379	$—	$352

Supplemental Schedule E

Atkore International Holdings Inc.

Non-GAAP Financial Measure Reconciliation

(In millions)

(Unaudited)

	Consolidated Successor Company	Consolidated Successor Company	Combined Predecessor Company
	For the Period from September 25, 2010 to December 22, 2010	For the Period from December 23, 2010 to December 24, 2010	For three months ended December 30, 2011
Net loss	$(3)	$(15)	$(8)

Add:
Depreciation and amortization	7	—	13
Interest expense	11	—	12
Provision (benefit) for income tax	—	—	(4)

EBITDA	15	(15)	13

Add:
Restructuring (1)	(1)	—	—
Non-cash share based compensation (2)	1	—	—
Unusual product liability (3)	—	—	1
Non-cash pension expense (4)	1	—	1
Management Fee	—	—	2
Other non-cash items (5)	2	15	1

Adjusted EBITDA	$18	$—	$18

(1)	Represents facility exit costs and employee severance and benefit costs.
(2)	Represents the add-back of non-cash compensation expense for restricted share awards and share options.
(3)	Represents the add-back of product liability expense associated with a discontinued type of sprinkler pipe.
(4)	Represents the add-back of pension expense.
(5)	Other represents the net impact of other non-cash items, including impairment of held for sale assets, transaction related costs, non-recurring consulting fees, one-time executive severance expense, and a gain on the sale of fixed assets.

Supplemental Schedule F

Atkore International Holdings Inc.

Non-GAAP Financial Measure Reconciliation

(In millions)

(Unaudited)

Consolidated Total leverage Ratio as of December 30, 2011 is as follows ($ in millions):

December 30, 2011
Senior secured notes due January 1, 2018	$410
Asset-based credit facility	48
Other	3

Total debt	461
Less cash on-hand (limited to $35 million) (1)	(35)

Total Indebtedness (A)	$426

Total Consolidated EBITDA (B ) (2)	123

Total Leverage Ratio (A)/(B)	3.5

(1)	As of September 30, 2011, Cash and cash equivalents was $42 million.
(2)	Total consolidated EBITDA for the last 12 months.